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                                                                    EXHIBIT 99.1

                   STEPAN EXPECTS LOWER FIRST QUARTER RESULTS

     Stepan Company (NYSE: SCL) today announced that it now expects earnings for the first quarter of 2003 to be lower than first quarter 2002 net income of $3,810,000, or $0.39 per diluted share. "Higher utility, freight, raw material and pension costs coupled with relatively flat surfactant sales volume and weaker polymer volume will result in disappointing earnings for the quarter," said F. Quinn Stepan, Chairman and CEO. "We have announced price increases effective as of April 1, 2003. However, the war and resulting volatility in prices for crude oil derivatives and natural gas have created a very challenging business environment on top of already weak economic conditions."

     Stepan expects to announce first quarter earnings before its shareholder meeting on April 29, 2003.

     Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

Information in this press release contains forward looking statements, which are not historical facts. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limiting foreign currency fluctuations, prospects for our foreign operations and certain global and regional economic conditions and factors detailed in the company's Securities and Exchange Commission filings.

                   Contact: James E. Hurlbutt, (847) 446-7500.